       1                                Exhibit 5

                                        AT&T LOGO
Marilyn J. Wasser                       32 Avenue of the Americas
Vice President-Law and Secretary        New York, NY  10013-2412
                                        212 644-1000



                                   July 28, 1994



AT&T Corp.
32 Avenue of the Americas
New York, NY  10013

Dear Sirs;

     With reference to the registration statement on Form S-8 which AT&T Corp. (the "Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering 25 million common shares (par value $1 per share) of the Company (the "Shares") which may be offered and sold by the Company under the 1995 AT&T Employee Stock Purchase Plan (the "Plan"), which Shares, under the terms of the Plan may be authorized and unissued shares of treasury shares, I am of the opinion that:

     1. the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New
York;

     2. all proper corporate proceedings have been taken so that any Shares to be offered and sold which are newly issued have been duly authorized and, upon sale and payment therefor in accordance with the Plan and the resolutions of the Board of Directors relating to the offering and sale of common shares thereunder, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.


                                    Very truly yours,



                                    Marilyn J. Wasser